As filed with the Securities and Exchange Commission on September 11, 2018

Registration No. 333-226823

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLEXSHOPPER, INC.

(Exact name of registrant as specified in its charter)

Delaware	7359	20-5456087
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

FlexShopper, Inc.

2700 N. Military Trail, Suite 200

Boca Raton, FL 33431

(855) 353-9289

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad Bernstein

Chief Executive Officer

FlexShopper, Inc.

2700 N. Military Trail, Suite 200

Boca Raton, FL 33431

(855) 353-9289

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Busch K&L Gates LLP 214 North Tryon St., 47th Floor Charlotte, North Carolina 28202 Telephone: (704) 331-7440	Gregory Sichenzia Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 Telephone: (212) 930-9700

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

FlexShopper, Inc. is filing this pre-effective amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1 (Registration No. 333-226823) (the “Registration Statement”) to file Exhibits 1.1, and 5.1 and 23.2 to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, and the signature page to the Registration Statement. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

SEC Filing Fee	$2,148
Underwriters’ Legal Fees and Expenses	$100,000
Printing Expenses	$20,000
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$100,000
Transfer Agent and Registrar Expenses	$10,000
Miscellaneous	$42,852
Total	$300,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Restated Certificate of Incorporation of FlexShopper, Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article TENTH of our Restated Certificate of Incorporation states that our directors shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Article EIGHTH of our Fourth Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the full extent permitted by the DGCL.

We have obtained directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.

In addition, we have entered into employment agreements to indemnify certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of FlexShopper, Inc. or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

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ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

February 2016 Promissory Note

On February 11, 2016, a subsidiary of the Company issued a promissory note in a principal amount of $1,000,000 (the “Promissory Note”) in favor of Marc Malaga, an executive officer of the Company at the time, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Interest on the Promissory Note accrued at the rate of 15.0% per annum and all outstanding principal and accrued interest was payable on demand by Mr. Malaga. The Promissory Note was secured by substantially all of the Company’s assets. The Promissory Note was paid in full with interest amounting to $51,250 on June 13, 2016.

Series 2 Preferred Stock Offering

On June 10, 2016, the Company entered into a Subscription Agreement with B2 FIE, providing for the issuance and sale of shares of 20,000 shares Series 2 Convertible Preferred Stock at a purchase price of $1,000 per share, for gross proceeds of $20.0 million, and sold an additional 1,952 shares of Series 2 Convertible Preferred Stock to a different investor for gross proceeds of $1.95 million at a subsequent closing (collectively, the “Series 2 Preferred Stock Offering”). The Company engaged a registered broker dealer to serve as placement agent for the Series 2 Preferred Stock Offering (the “Placement Agent”) and the Placement Agent received selling commissions equal to 6% of the first $20.0 million, and 2% of the next $1.95 million, of gross proceeds of the Series 2 Preferred Shares sold in the Series 2 Preferred Stock Offering. Additionally, the Placement Agent was granted seven-year warrants to purchase a number of shares of Series 2 Preferred Stock equal to 2% of the total number of such shares sold in the Offering at an exercise price of $1,250 per share. The Series 2 Preferred Stock was sold without registration under the Securities Act or state securities laws in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

January 2018 Promissory Notes

On January 29, 2018 and January 30, 2018, a subsidiary of the Company entered into letter agreements with Russ Heiser, our Chief Financial Officer, and NRNS Capital Holdings LLC (“NRNS”), respectively (such letter agreements, together, the “Commitment Letters”), pursuant to which we issued a subordinated promissory note to each of Mr. Heiser and NRNS (together, the “Notes”). The Commitment Letters provide that Mr. Heiser and NRNS each shall make advances to the Borrower under the applicable Note in aggregate amounts up to $1,000,000 and $2,500,000, respectively. Such amounts may be drawn by us until July 31, 2018 in one or more advances. Upon issuance of the Notes, we drew $500,000 and a subsequent $500,000 on February 20, 2018 on the Note held by Mr. Heiser and $2,500,000 on the Note held by NRNS. On August 29, 2018, the subsidiary issued amended and restated Notes to Mr. Heiser and NRNS under which (1) the maturity date for such Notes was set at June 30, 2019 and (2) in connection with the completion of the offering described in this registration statement, the holders of such Notes were granted the option to elect to convert up to 50% of the outstanding principal of the Notes plus accrued and unpaid interest thereon into shares of common stock at a conversion price equal to the price paid to the Company by the underwriters for shares sold in the offering, net of the underwriting discount The Notes bear interest at a rate equal to five (5%) per annum in excess of the non-default rate of interest from time to time in effect under the Credit Agreement originally entered into on March 6, 2015 among FlexShopper 2, LLC, as borrower, and the lenders party thereto. The Notes were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Secured Lender Warrant

On April 3, 2018, the Company, through a wholly-owned indirect subsidiary (the “Borrower”), entered into Amendment No. 6 (including related documentation, the “Amendment”) to the Credit Agreement originally entered into on March 6, 2015 by and among the Borrower and our secured lender and certain other lenders thereunder from time to time. In connection with the Borrower’s entry into the Amendment, the Company issued to our secured lender a warrant exercisable for 175,000 shares of the Company’s common stock at a per share exercise price of $0.01 (the “Warrant”). The Warrant was issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and was exercised in full by the secured lender on May 23, 2018.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement

3.1	Restated Certificate of Incorporation of FlexShopper, Inc. (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 8, 2018 and incorporated herein by reference)

3.2	Amended and Restated Bylaws (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 7, 2018 and incorporated herein by reference)

4.1	Certificate of Designations of Series 1 Convertible Preferred Stock (previously filed as Exhibit 3.4 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

4.2	Certificate of Decrease of the Number of Authorized Shares of Preferred Stock of FlexShopper, Inc. Designated as Series 1 Preferred Stock (previously filed as Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2017 and incorporated herein by reference)

4.3	Certificate of Designations for Series 2 Convertible Preferred Stock (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 13, 2016 and incorporated herein by reference)

5.1	Legal Opinion of K&L Gates LLP

10.01	Office Lease, dated August 7, 2013, by and between Fountain Square Acquisition Company LLC and FlexShopper, LLC (previously filed as Exhibit 10.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference)

10.02	First Amendment to Lease Agreement, dated January 24, 2014, by and between Fountain Square Acquisition Company LLC and FlexShopper, LLC (previously filed as Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated herein by reference)

10.03	Second Amendment to Lease Agreement, dated March 14, 2017, by and between Fountain Square Acquisition Company LLC and FlexShopper, LLC (previously filed as Exhibit 10.03 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference)

10.04	Agreement of Lease, dated September 1, 2015, by and between the Oakland Commerce Center, LLC and FlexShopper, LLC (previously filed as Exhibit 10.02 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.05	Standard Retail Space Lease, dated August 25, 2017, by and between FlexShopper LLC and 1014 Pepper, Inc. (previously filed as Exhibit 10.03 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference)

10.06†	Executive Employment Agreement, dated January 31, 2007, by and between the Company and Brad Bernstein (previously filed as Exhibit 10.3 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

10.07	Credit Agreement, dated as of March 6, 2015, by and among FlexShopper 2, LLC, Wells Fargo Bank, N.A., various Lenders from time to time party thereto and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 12, 2015 and incorporated herein by reference)

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10.08	Investor Rights Agreement, dated as of March 6, 2015, by and among the Company, the Management Stockholders and affiliates of Waterfall Asset Management, LLC (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 12, 2015 and incorporated herein by reference)

10.09	Form of Investor Rights Agreement, dated as of March 6, 2015, by and among the Company and the Investors party thereto (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 12, 2015 and incorporated herein by reference)

10.10	Amendment No. 1 to the Credit Agreement, dated November 6, 2015, by and among FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2015 and incorporated herein by reference)

10.11	Amendment No. 2 to the Credit Agreement, dated November 6, 2015, by and among FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 12, 2015 and incorporated herein by reference)

10.12†	Executive Employment Agreement, dated December 1, 2015, by and between the Company and Russ Heiser (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 7, 2015 and incorporated herein by reference)

10.13	Amendment No. 3 to the Credit Agreement, Consent and Temporary Waiver, dated February 11, 2016, by and among FlexShopper 2, LLC and WE-2014-1, LLC (previously filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.14†	2007 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.1 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

10.15†	Form of Non-Qualified Stock Option Grant issuable under 2007 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.2 to the Company’s General Form of Registration on Form 10-SB filed on April 30, 2007 and incorporated herein by reference)

10.16†	Amendment to 2007 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.3 to the Company’s Annual Report on Form 10-K filed on March 29, 2012 and incorporated herein by reference)

10.17†	2015 Omnibus Equity Compensation Plan (previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 21, 2015 and incorporated herein by reference)

10.18†	Form of Stock Option Agreement issuable under 2015 Omnibus Equity Compensation Plan (previously filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.19	Amendment No. 4 to the Credit Agreement and Waiver, dated March 29, 2016, by and among FlexShopper 2, LLC and WE-2014-1, LLC (previously filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.20	Omnibus Amendment, dated January 27, 2017, by and among FlexShopper 2, LLC, FlexShopper, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 31, 2017 and incorporated herein by reference)

10.21†	Non-Employee Director Compensation Policy (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2017 and incorporated herein by reference)

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10.22	Letter Agreement, dated January 9, 2018, by and between FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 12, 2018 and incorporated herein by reference)

10.23	Form of Commitment Letter and Subordinated Promissory Note issued by FlexShopper, LLC to each of Russ Heiser and NRNS Capital Holdings LLC (previously filed as Exhibit 10.02 to the Company’s Annual Report on Form 10-K filed on March 30, 2016 and incorporated herein by reference)

10.24†	2018 Omnibus Equity Compensation Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 30, 2018 and incorporated herein by reference)

10.25	Amendment No. 6 to Credit Agreement, dated April 3, 2018, between FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 6, 2018 and incorporated herein by reference)

10.26	Amendment No. 1 to Investor Rights Agreement, dated April 3, 2018, by and among the Company, the Management Stockholders and affiliates of Waterfall (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 6, 2018 and incorporated herein by reference)

10.27	Amendment No. 1 to Investor Rights Agreement, dated April 3, 2018, by and among the Company, B2 FIE V LLC and the other parties thereto (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 6, 2018 and incorporated herein by reference)

10.28	Amendment No. 7 to Credit Agreement, dated July 31, 2018, between FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2018 and incorporated herein by reference)

10.29	Amendment No. 8 to Credit Agreement, dated August 29, 2018, between FlexShopper 2, LLC and WE 2014-1, LLC (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2018 and incorporated herein by reference)

10.30	Form of Amended and Restated Subordinated Promissory Note issued by FlexShopper, LLC to each of Russ Heiser and NRNS Capital Holdings LLC (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 30, 2018 and incorporated herein by reference)

21.1	Subsidiaries of the Registrant (previously filed as Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 8, 2018 and incorporated herein by reference)

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm*

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1)

24.1	Power of Attorney*

* Previously filed.

† Indicates management compensatory plan, contract or arrangement.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the information is in the registrant’s consolidated financial statements and related notes.

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 11th day of September 2018.

FlexShopper, Inc.

/s/ Brad Bernstein
Brad Bernstein
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: September 11, 2018	/s/ Brad Bernstein
Brad Bernstein
Chief Executive Officer and Director
(Principal Executive Officer)

Dated: September 11, 2018	/s/ Russ Heiser
Russ Heiser
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Dated: September 11, 2018	/s/ ***
James D. Allen, Director

Dated: September 11, 2018	/s/ ***
Carl L. Pradelli, Director

Dated: September 11, 2018	/s/ ***
T. Scott King, Director

Dated: September 11, 2018	/s/ ***
Daniel Ballen, Director

Dated: September 11, 2018	/s/ ***
Katherine Verner, Director

***	By:	/s/ Brad Bernstein
Brad Bernstein
Attorney-in-fact

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